Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Patheon Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184241) and Form S-8 (No. 333-174871) of Patheon Inc. of our report dated March 26, 2012, relating to the consolidated financial statements of Sobel USA Inc., which is incorporated by reference in this Form 8-K/A.

/s/ Smith Leonard PLLC
High Point, North Carolina

March 1, 2013